Exhibit 99.1
Feb. 12, 2007
DTE Energy unconventional gas business expands in 2006
          Company announces updated reserve levels
          DETROIT — DTE Energy’s unconventional gas business grew significantly in 2006, more than doubling Barnett shale proved reserves and increasing Antrim shale proved reserves by 31 percent.
          The company boosted reserves, acreage and production levels last year as the company expanded the unconventional gas production business. Revenue and earnings will be released as part of DTE Energy’s fourth-quarter and full-year earnings news release Feb. 26.
          “We have continued to have success in growing our unconventional gas business, which has provided significant value to the company in 2006,” said Richard Redmond Jr., president of the unconventional gas business unit.
          Highlights of the business in the Barnett shale from 2006 include:
•	Increased proven reserves to 174 billion cubic feet equivalent (Bcfe) from 58 Bcfe the previous year. Undeveloped reserves accounted for approximately 64 percent of the total.

•	Increased the developed and undeveloped acreage position to 81,000 acres (approximately 20 percent developed) from 76,000 acres in 2005.

•	Increased the number of gross producing wells to 123 from 65 the previous year.

•	Increased the exit net production rate to 16 million cubic feet (mmcf) per day at year-end 2006 from 4 mmcf at year-end 2005.

•	Had total net production of 4 Bcfe.

•	Increased probable reserves to 266 Bcfe from 120 Bcfe year over year.

The Antrim shale showed similar progress:

•	Proven reserves increased to 442 Bcfe from 338 Bcfe in 2005. Undeveloped reserves accounted for approximately 31 percent of the total.

•	Increased the total acreage position to 294,000 acres (approximately 78 percent developed) from 291,000 acres the previous year.

•	Gross producing wells increased to 2,148 from 2,010 in 2005.

•	The exit net production rate remained steady at 59 mmcf per day.

•	Had total net production of 22 Bcfe.

•	Increased probable reserves to 59 Bcfe from 35 Bcfe year over year.
          DTE Energy, as part of a strategic review of its non-utility operations, is exploring the sale of a portion of the unconventional gas assets.
          “Our goal is to monetize mature assets and continue to create value by proving up less mature assets,” Redmond said.
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          DTE Energy’s unconventional gas business is engaged in natural gas exploration, development and production primarily within the Antrim shale in the northern lower peninsula of Michigan and the Barnett shale in north Texas. DTE Energy manages one of the industry’s largest inventories of proved gas shale reserves in the Antrim area.
          DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and more than a dozen other energy-related businesses focusing on power and industrial projects, fuel transportation and marketing, and unconventional gas. Information about DTE Energy is available at www.dteenergy.com.
          The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward- looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
          Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, the ability to utilize such credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non- utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; and timing and proceeds from any asset sale or monetization. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2005 Form 10-K and the 2006 quarterly reports on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
          Cautionary Note — The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release such as “probable reserves” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. You are urged to consider closely the disclosure in our Forms 10-K and 10-Q, File No. 1-11607, available from our offices or from our website at www.dteenergy.com. You can also obtain these Forms from the SEC by calling 1-800-SEC-0330.
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Scott Simons	Lorie N. Kessler
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Analysts:

Dan Miner	Lisa Muschong
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